Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 2,367,385 shares of common stock under the 2005 Stock Option Plan and 1,998,584 shares of common stock under the 2007 Stock Option and Incentive Plan of Targanta Therapeutics Corporation, of our report dated March 25, 2008 with respect to the consolidated financial statements of Targanta Therapeutics Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 25, 2008